Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC REPORTS RECORD THIRD QUARTER
2012 SALES AND EARNINGS PER SHARE

Bluffton, Indiana - November 5, 2012 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported third quarter 2012 diluted earnings per share (EPS) of $0.91, a record for any third quarter in the Company's history, and an increase of 14 percent compared to 2011 third quarter diluted EPS of $0.80. In the third quarter of 2012, the Company's adjusted EPS was $0.92, a 12 percent increase over the adjusted EPS during the third quarter 2011 (see table below for a reconciliation of GAAP EPS to the adjusted EPS). Third quarter 2012 sales were $237.6 million, an increase of 6 percent compared to 2011 third quarter sales of $224.4 million.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We were particularly pleased with our operating income growth and margins during the third quarter. Our operating income after non-GAAP adjustments increased by 17 percent compared to the third quarter 2011, and our operating income margin after non-GAAP adjustments increased by 130 basis points to 14.2 percent. We attribute much of the margin improvement to productivity gains in our manufacturing facilities and leverage from organic sales growth led by our Fueling and Water businesses in Developing Regions.

During the third quarter we announced the acquisition of Cerus Industrial Inc., a rapidly growing manufacturer of higher horsepower drives and control packages for fluid transfer applications. High horsepower water systems pumps and motors represent about 30 percent of our consolidated sales and nearly every one of them is installed with a drive or control package that is provided by someone else. With Cerus we are now in a position to supply these products ourselves and offer our customers an optimized motor, pump, and control solution.”

Key Performance Indicators:

Net Sales	For the Third Quarter
(in millions)	Water	Fueling	Consolidated

Sales for 2011	$179.4	$45.0	$224.4

Acquisitions	$13.8	$—	$13.8
Foreign Exchange	$(11.4)	$(1.6)	$(13.0)
Volume/Price Change	$8.0	$4.4	$12.4
Sales for 2012	$189.8	$47.8	$237.6

Earnings Before and After Non-GAAP Adjustments	For the Third Quarter
(in millions)	2012	2011	Change

Net Income attributable to FE Co., Inc. Reported	$21.9	$19.2	14%

Non-GAAP adjustments (before tax):
Restructuring	$0.1	$0.6
Acquisition related items	$0.1	$—

Non-GAAP adjustments, net of tax:
Restructuring	$0.1	$0.4
Acquisition related items	$0.1	$—

Net Income attributable to FE Co., Inc. after Non-GAAP Adjustments (Adjusted net income)	$22.1	$19.6	13%

Earnings Per Share	For the Third Quarter
Before and After Non-GAAP Adjustments	2012	2011	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	23.9	23.7	1%

Fully Diluted Earnings Per Share ("EPS") Reported	$0.91	$0.80	14%

Restructuring Per Share, net of tax	$—	$0.02
Acquisition related items Per Share, net of tax	$0.01	$—

Fully Diluted EPS after Non-GAAP Adjustments (Adjusted EPS)	$0.92	$0.82	12%

Operating Income and Margins
Before and After Non-GAAP Adjustments
(in millions)	For the Third Quarter 2012
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$35.1	$11.4	$(13.0)	$33.5
% Operating Income To Net Sales	18.5%	23.8%		14.1%

Non-GAAP Adjustments:
Restructuring	$0.1	$—	$—	$0.1
Acquisition related items	$0.1	$—	$—	$0.1
Operating Income after Non-GAAP Adjustments	$35.3	$11.4	$(13.0)	$33.7
% Operating Income to Net Sales after Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	18.6%	23.8%		14.2%

	For the Third Quarter 2011
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$29.0	$9.6	$(10.3)	$28.3
% Operating Income To Net Sales	16.2%	21.3%		12.6%

Non-GAAP Adjustments:
Restructuring	$0.6	$—	$—	$0.6
Acquisition related items	$—	$—	$—	$—
Operating Income after Non-GAAP Adjustments	$29.6	$9.6	$(10.3)	$28.9
% Operating Income to Net Sales after Non-GAAP Adjustments (Operating Income Margin after Non-GAAP Adjustments)	16.5%	21.3%		12.9%

Water Systems

Water Systems revenues were $189.8 million in the third quarter 2012, an increase of $10.4 million or about 6 percent versus the third quarter 2011. Sales from businesses acquired since the third quarter of 2011 were $13.8 million or 8 percent. Water Systems sales were reduced by $11.4 million in the quarter due to foreign currency translation. Water Systems sales growth, excluding acquisitions and foreign currency translation, was 4 percent.

Water Systems sales in the U.S. and Canada represent about 43 percent of the Company's consolidated sales and grew by 12 percent during the quarter. Excluding acquisitions and the impact of foreign currency translation, U.S. and Canada sales were flat compared to the third quarter 2011. Sales of groundwater pumping equipment grew at a high single digit rate as the Company continued to gain share and benefit from strength in the agricultural irrigation market. Wastewater pump sales in the U.S. and Canada continued to be lower as drier weather reduced demand for residential sump, sewage, and effluent pumps compared to the prior year.

Water Systems sales in Latin America were about 12 percent of consolidated sales for the quarter and were up about 9 percent compared to the third quarter of the prior year. Latin American sales were reduced by about 18 percent in the quarter due to foreign currency translation. The organic sales increase was about 26 percent. Organic sales growth in Brazil was particularly strong, driven in part by submersible pumps and motors and a new line of energy efficient residential booster pumps. The Company's newly opened distribution center in Chile also contributed to the organic sales growth during the quarter.

Water Systems sales in the Asia Pacific region were 6 percent of consolidated sales and increased by about 26 percent, 13 percent excluding acquisitions, compared to the third quarter prior year. The Asia Pacific sales increase was led by strong sales in the Southeast Asian markets and Japan offset by lower sales in China.

Water Systems sales in Europe, the Middle East, and Africa (EMEA), were 18 percent of consolidated sales and declined by about 12 percent compared to the third quarter 2011. EMEA sales were reduced by about 13 percent in the quarter due to foreign currency translation. EMEA's organic sales decline was about 1 percent as increases in the Gulf region and Africa were offset by weaker sales in Europe.

Water Systems operating income after non-GAAP adjustments was $35.3 million in the third quarter 2012, an increase of 19 percent versus the third quarter 2011. The third quarter operating income margin after non-GAAP adjustments was 18.6 percent and was up 210 basis points compared to the third quarter of 2011. This increase was primarily a result of margin improvement due to productivity gains in the Company's manufacturing facilities which resulted in reduced direct labor and variable burden costs, and a favorable sales mix, partially offset by raw material costs which continued to increase but at a slower rate than the prior year.

Fueling Systems

Fueling Systems sales were $47.8 million or 20 percent of consolidated sales in the third quarter 2012 and increased about 6 percent from the third quarter 2011. Fueling Systems sales were reduced by $1.6 million in the quarter due to foreign currency translation. Fueling Systems sales growth, excluding foreign currency translation, was about 10 percent. This growth was led by strong double digit increases in the demand for fuel pumping systems as station owners in international markets continue to covert from suction based fuel pumping technology to the Company's pressure pumping system.

Fueling Systems operating income after non-GAAP adjustments was $11.4 million in the third quarter of 2012 compared to $9.6 million after non-GAAP adjustments in the third quarter of 2011, an increase of 19 percent. The third quarter operating income margin after non-GAAP adjustments was 23.8 percent and increased by 250 basis points compared to the 21.3 percent of net sales in the third quarter of 2011. Operating income margin after non-GAAP adjustments improved in Fueling Systems primarily due to leverage on fixed costs from higher sales volume.

Overall

The Company's consolidated gross profit was $82.6 million for the third quarter of 2012, an increase of $8.9 million, or about 12 percent, from the third quarter of 2011 gross profit of $73.7 million. The gross profit as a percent of net sales was 34.8 percent in the third quarter of 2012 and 32.8 percent for the third quarter of 2011, a 200 basis point improvement. The gross profit margin increase was primarily due to productivity improvements in the Company's manufacturing facilities.

Selling, general, and administrative expenses were $49.0 million in the third quarter of 2012 compared to $44.8 million from the third quarter of prior year, an increase of $4.2 million or about 9 percent. The increase attributed to businesses acquired since the third quarter of 2011 was $2.9 million or about a 6 percent increase. Additional increases in SG&A in the third quarter of 2012 were $0.7 million related to information technology expenditures for software, telephone and other acquisition integration cost as well as higher stock and performance based compensation expenses.

The Company ended the third quarter of 2012 with a cash balance of about $96 million which was $57 million less than at the end of 2011. The cash balance decreased primarily as a result of the Pioneer Pump Holdings, Inc. stock acquisition during the first quarter of 2012, the Cerus acquisition, and higher than normal capital spending.

The Company had no outstanding balance on its revolving debt agreement at the end of the third quarter of 2012 or 2011.

Commenting on the outlook for the fourth quarter, Mr. Trumbull said:

“As we look forward to the fourth quarter, the weak economic conditions in Europe and the continued negative impact of foreign currency translation will be headwinds on our financial performance once again. On a year to date basis through the end of the third quarter, foreign currency translation has reduced our reported sales by almost 5 percent and our earnings per share after non-GAAP adjustments by 6 percent. We currently believe foreign currency translation will reduce our fourth quarter consolidated sales by about 3 percent and our earnings per share after non-GAAP adjustments by about 4 percent compared to the fourth quarter of 2011.

Given these assumptions, we expect that during the fourth quarter our Water Systems sales will improve by 6 to 9 percent and Water Systems operating income after non-GAAP adjustments will grow by 9 to 12 percent driven primarily by the Pioneer acquisition and our businesses in the U.S., Canada and Latin America.

We are forecasting that our Fueling Systems sales will grow by 6 to 9 percent compared to the fourth quarter prior year and that our Fueling Systems operating income will grow by 10 to 13 percent.

Overall we believe that our EPS after non-GAAP adjustments will increase by 9 to 12 percent compared to the fourth quarter of 2011.”

A conference call to review earnings and other developments in the business will commence at 5:00pm EST. The third quarter 2012 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=120571&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Monday November 5, 2012 at 8:00pm EST through midnight EST on Thursday November 15, 2012, by dialing 855-859-2056 for domestic calls and 404-537-3406 for international calls. The replay passcode is 54697818.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income attributable to Franklin Electric Co., Inc. after non-GAAP adjustments (or adjusted net income), fully diluted earnings per share after non-GAAP adjustments (or adjusted EPS), operating income after non-GAAP adjustments and percent operating income to net sales after non-GAAP adjustments (or operating income margin after non-GAAP adjustments) because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to regional or general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net sales	$237,557	$224,391	$686,177	$633,841
Cost of sales	154,976	150,674	452,986	422,381
Gross profit	82,581	73,717	233,191	211,460
Selling, general, and administrative expenses	49,001	44,840	141,117	132,915
Restructuring (income)/expense	88	553	74	1,473
Operating income	33,492	28,324	92,000	77,072
Interest expense	(2,367)	(2,917)	(7,317)	(7,529)
Other income/(expense)	430	1,542	14,416	4,110
Foreign exchange income/(expense)	(896)	(554)	(1,551)	(1,911)
Income before income taxes	30,659	26,395	97,548	71,742
Income taxes	8,653	7,098	27,139	19,531
Net income	$22,006	$19,297	$70,409	$52,211
Less: Net income attributable to noncontrolling interests	(140)	(77)	(690)	(657)
Net income attributable to Franklin Electric Co., Inc.	$21,866	$19,220	$69,719	$51,554

Income per share:
Basic	$0.93	$0.82	$2.98	$2.20
Diluted	$0.91	$0.80	$2.91	$2.16

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 29, 2012	December 31, 2011
ASSETS

Cash and equivalents	$95,717	$153,337
Receivables	118,795	78,435
Inventories	198,273	141,693
Other current assets	38,309	27,018
Total current assets	451,094	400,483

Property, plant, and equipment, net	154,703	146,409
Goodwill and other assets	359,046	282,638
Total assets	$964,843	$829,530

LIABILITIES AND EQUITY

Accounts payable	$58,721	$45,481
Accrued expenses	69,310	64,638
Current maturities of long-term debt and short-term borrowings	17,743	13,978
Total current liabilities	145,774	124,097

Long-term debt	150,801	150,000
Deferred income taxes	45,097	15,348
Employee benefit plans	62,708	68,746
Other long-term liabilities	39,989	15,494

Redeemable noncontrolling interest	5,184	5,407

Total equity	515,290	450,438
Total liabilities and equity	$964,843	$829,530

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
(In thousands)	September 29, 2012	October 1, 2011

Cash flows from operating activities:
Net income	$70,409	$52,211
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	19,478	19,277
Share-based compensation	4,233	3,256
Gain on equity investment	(12,212)	—
Other	7,902	4,228
Changes in assets and liabilities:
Receivables	(26,861)	(23,400)
Inventory	(30,550)	(5,796)
Accounts payable and accrued expenses	1,794	7,931
Other	(8,123)	(5,262)
Net cash flows from operating activities	26,070	52,445

Cash flows from investing activities:
Additions to property, plant, and equipment	(19,310)	(13,607)
Proceeds from sale of property, plant, and equipment	1,216	324
Cash paid for acquisitions	(54,074)	(25,143)
Additional consideration for prior acquisitions	—	(6,623)
Loan to customer	—	(3,171)
Proceeds from loan to customer	219	—
Net cash flows from investing activities	(71,949)	(48,220)

Cash flows from financing activities:
Change in debt	(1,779)	822
Proceeds from issuance of common stock	11,796	4,246
Excess tax from share-based payment arrangements	3,762	930
Purchases of common stock	(16,484)	(10,629)
Dividends paid	(10,403)	(9,294)
Net cash flows from financing activities	(13,108)	(13,925)
Effect of exchange rate changes on cash	1,367	(2,315)
Net change in cash and equivalents	(57,620)	(12,015)
Cash and equivalents at beginning of period	153,337	140,070
Cash and equivalents at end of period	$95,717	$128,055